Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE Reports First Quarter 2011 Financial Results
SOUTH SAN FRANCISCO, Calif., May 12, 2011 — OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the quarter ending March 31, 2011 and provided an update on recent clinical and corporate progress.
Financial Results
For the three months ended March 31, 2011, the Company reported a net loss of $0.9 million or $0.13 per share, compared with a net loss of $11.0 million, or $3.42 per share for the comparable three-month period in 2010. The change in net loss from the 2010 three-month period to the net loss in the 2011 three-month period was driven primarily by a reduction of approximately $3.3 million in operating expenses, as well as non-cash changes in the fair value of warrants and other financial instruments from a loss of $4.6 million in the 2010 three-month period to a gain of $2.2 million in the 2011 three-month period.
The decrease in operating expenses for the three-month period ended March 31, 2011 compared with the same period in 2010 is primarily the result of OXiGENE’s decision in February 2010 to implement a restructuring plan in order to focus the Company’s resources on its highest-value clinical assets and reduce its cash utilization.
At March 31, 2011, OXiGENE had cash, cash equivalents and restricted cash of approximately $2.7 million, compared with approximately $4.7 million at December 31, 2010. During the three months ended March 31, 2011 the Company raised approximately $1,625,000 through sales of its common stock under an at-the-market equity offering sales agreement with McNicoll, Lewis & Vlak, which was executed in July 2010. During the period from April 1, 2011 through May 2, 2011, OXiGENE raised approximately $3,000,000 through this same sales agreement.
“OXiGENE’s strategy for 2011 is to secure funding that will enable us to derive maximum value from our VDA platform and pipeline, to focus our resources on Phase 3 development of ZYBRESTAT™ in anaplastic thyroid cancer (ATC), and to pursue additional clinical programs through collaborative efforts such as our current ZYBRESTAT program in ovarian cancer and OXi4503 program in acute myelogenous leukemia (AML), “ said Peter J. Langecker, M.D., Ph.D., OXiGENE’s Chief Executive Officer. “Our March FDA meeting provided us with clear guidance regarding the path forward to potential registration for our ATC program and provided momentum for our partnering and financing activities. We look forward to the presentation of data from the ATC FACT trial at ASCO in June.”

OXiGENE Q1 2011 Earnings Call
5/12/2011

Corporate Highlights
•	In March, the Company completed the exchange of outstanding warrants originally issued in March 2010 for shares of common stock in order to eliminate all of such warrants having “ratchet” price-based anti-dilution protection features.

•	The Company entered into a Cooperative Research and Development Agreement with the National Cancer Institute’s (NCI) Cancer Therapy Evaluation Program (CTEP) to collaborate on the conduct of a randomized Phase 2 trial of ZYBRESTAT in combination with bevacizumab compared to bevacizumab alone in patients with relapsed ovarian cancer. The Gynecologic Oncology Group (GOG), an organization dedicated to clinical research in the field of gynecologic cancer, will conduct the trial. The study’s primary endpoint is progression-free survival, with results expected in early 2013.

•	The Company participated in a Type C meeting with the FDA to discuss the results of the FACT study of ZYBRESTAT in patients with ATC. The FDA indicated that the data from the FACT trial are suggestive of clinical activity that may warrant continued development, and that to seek regulatory approval, OXiGENE should conduct an additional clinical trial with a survival endpoint. Plans for conducting the Phase 3 trial are underway.

•	The Company presented positive preclinical data supporting development of its novel, non-peptidic cathepsin L inhibitors as anticancer agents at the 102nd Annual Meeting of the American Association of Cancer Research in Orlando, Florida. The Company believes that these positive data support clinical development of its cathepsin L inhibitors for the treatment of solid tumors.

•	After the quarter’s close, the Company announced initiation of an investigator-sponsored Phase 1 trial of OXi4503 in AML or myelodysplastic syndrome (MDS), to be conducted at the University of Florida and with support by The Leukemia & Lymphoma Society’s Therapy Acceleration Program.

•	Upcoming highlights in the second quarter include the presentation of data from the FACT (anaplastic thyroid cancer) and FALCON (non-small cell lung cancer) studies at the ASCO annual meeting in June.
Conference Call Today
Members of OXiGENE’s management team will review first quarter 2011 results via a webcast and conference call today, May 12, 2011, at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors” tab, select the link to “Events and Presentations.”

OXGN Q1 2011 Earnings Call
5/12/2011

OXiGENE’s earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 7:30 p.m. EDT, (4:30 p.m. PDT) on May 12, 2011 and ending at midnight EST (9:00 p.m. PDT) on Wednesday, May 18, 2011. To access the replay, please dial (800) 642-1687 if calling from the United States or Canada, or +1 (706) 645-9291 from international locations. Please refer to replay pass code 66014001.
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company’s major focus is developing vascular disrupting agents that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.
Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
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OXiGENE Q1 2011 Earnings Call
5/12/2011

OXiGENE, Inc.
Condensed Balance Sheet Data
(Unaudited)

	March 31, 2011	December 31, 2010
	(Amounts in 000’s)
Assets

Cash, cash equivalents and restricted cash	$2,705	$4,677
Prepaid expenses	553	256
License agreement	362	386
Other assets	231	248

Total assets	$3,851	$5,567

Liabilities and stockholders’ equity (deficit)

Accounts payable and accrued liabilities	$2,786	$3,211
Derivative liabilities	17	7,611
Total stockholders’ equity (deficit)	1,048	(5,255)

Total liabilities and stockholders’ equity (deficit)	$3,851	$5,567

OXGN Q1 2011 Earnings Call
5/12/2011

OXiGENE, Inc.
Condensed Statements of Operations
(Unaudited)

	Three months ended March 31,
	(Amounts in 000’s except per share amounts)
	2011	2010
Costs and expenses:

Research and development	$1,683	$4,185
General and administrative	1,385	1,703
Restructuring	—	510

Total costs and expenses	3,068	6,398

Operating loss	(3,068)	(6,398)

Change in fair value of warrants and other financial instruments	2,210	(4,633)
Investment income	1	7
Other (expense) income, net	(6)	(4)

Net loss	$(863)	$(11,028)

Basic and diluted net loss per common share	$(0.13)	$(3.42)

Weighted average number of common shares outstanding	6,554	3,222